THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) NOR REGISTERED UNDER ANY STATE SECURITIES LAWS AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144, UNDER THE 1933 ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AGREEMENT FOR THE EXCHANGE OF COMMON STOCK

Agreement made this 20th day of August, 2007, by and among SportsQuest, Inc. (formerly Air Brook Airport Express, Inc.), a Delaware corporation, OTCBB ARBK (the “Issuer”), and Zaring-Cioffi Entertainment, LLC, a California limited liability company (“Company”), which will be converted to Zaring-Cioffi Entertainment, Inc., a California corporation (the “Corporation”), and ZCE, Inc., a California corporation (“ZCE”), and Q-C Entertainment, LLC, a Washington limited liability company (“Q-C” and together with ZCE, the “Members”).

In consideration of the mutual promises, covenants, and representations contained herein, and other good and valuable consideration,

THE PARTIES HERETO AGREE AS FOLLOWS:

1.    TERMS.
Subject to the terms and conditions of this Agreement, the Issuer agrees:
i. that the total issued and outstanding shares of common stock, $.0001 par value per share, of the Issuer at Closing shall be 9,077,922 shares.

ii. that the Issuer at Closing shall transfer to the Members, shares of common stock of Issuer, $.0001 par value, in exchange for 100% of the issued and outstanding shares of Company, such that Company shall become a wholly owned subsidiary of the Issuer. The number of shares to be issued to the Members shall be computed by dividing the prior to closing average 5 day closing price of the common stock of Issuer into the sum of $500,000. In addition to the shares to be issued hereunder, Issuer shall pay ZCE the sum of One Hundred and Fifty Thousand Dollars ($150,000) in cash at closing.

In addition to the consideration as set forth above, Members will receive warrants to purchase common stock of Issuer according to the following schedule: 100,000 shares at a strike price of $.50 per share expiring 12-31-07, 100,000 shares at a strike price of $1.00 per share expiring 12-31-08, and 200,000 shares at a strike price of $1.50 per share expiring 12-31-09.

Furthermore, David Quinn and Jeff Merriman, the sole members of Q-C, will receive, at no cost, a Bronze Level sponsorship position (or its equivalent) at all ZCE events through 2009.

iii. that the Issuer requires the Company to
a)	Agree to the announcement of the transaction with the SEC on form 8K within 4 days of the execution of this agreement, and closing
b)	Execute any and all documentation to reflect the intent of the parties that Company become a wholly owned subsidiary of Subsidiary.

iv. that this transaction is subject to delivery by the Issuer of all required documents pre and post closing to effectuate the transaction

v. that Issuer shall take all necessary corporate actions so that at closing, all actions required of Issuer will be in accordance with the Bylaws of Issuer.

2. REPRESENTATIONS OF ISSUER Issuer is in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in Delaware. All actions taken by the incorporators, directors and shareholders of Issuer have been valid and in accordance with the laws of the State of Delaware.

i.
Capital. The authorized capital stock of Issuer consists of 1,200,000 shares of Class A preferred stock, $.0001 par value, none of which shares are issued and outstanding, and 98,800,000 shares of common stock, $.0001 par value, of which 9,077,922 shares are issued and outstanding. All outstanding shares are fully paid and non-assessable, free of pre-emptive rights. At the Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Issuer to issue or to transfer from treasury any additional shares of its capital stock except as disclosed by Issuer. The Issuer has issued $1.5 million and $3.9 million of convertible notes to AJW Master Fund, Ltd., AJW Partners, LLC and New Millennium Capital Partners II, LLC (the “Private Investors”) which are convertible into common shares of the Issuer at discounted rates making the number of shares subject to conversion impossible to calculate with precision. The Private Investors were also issued warrants to purchase 10,000,000 shares of common stock of the Issuer.

ii.
SEC Reports. Issuer has filed all required forms, reports, statements, schedules and other documents with the Securities and Exchange Commission (“SEC”) since June 30, 2005 (collectively, the “Issuer SEC Reports”). The financial statements, including all related notes and schedules, contained in the Issuer SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Issuer as at the respective dates thereof and the consolidated results of operations and cash flows of Issuer for the periods indicated in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments and the absence of notes. For purposes of this Agreement, the balance sheet of Issuer as of last filing date, is referred to as the “Issuer Balance Sheet” and the date thereof is referred to as the “Issuer Balance Sheet Date”.

iii.
Absence of Changes. Since the Issuer Balance Sheet Date, there has not been any change in the financial condition or operations of Issuer, except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse to Issuer.

iv.
Liabilities. Issuer does not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on the Issuers Balance Sheet. Issuer is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving Issuer or its common stock. There is no material dispute of any kind between Issuer and any third party, and no such dispute will exist at Closing not fully disclosed to Company.

v.
Ability to Carry Out Obligations. Issuer has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Issuer and the performance by Issuer of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Issuer is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would cause Issuer to be liable to any party, or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Issuer.

vi.
Full Disclosure. None of the representations and warranties made by the Issuer in this Agreement, contains any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

vii.
Contract and Leases. Issuer is currently carrying on its business and is not a party to contracts, agreements, or lease other than those items disclosed on the Issuer Balance Sheet. No person holds a power of attorney from Issuer.

viii.
Compliance with Laws. To the best of its knowledge, Issuer has complied with all federal, state, and local statutes, laws, and regulations pertaining to Issuer. To the best of its knowledge, Issuer has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

ix.
Litigation. Issuer is not (and has not been), except as disclosed in the Issuers SEC filings, a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of the Issuer, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Issuer, and Issuer is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Issuer represents and warrants that there are no outstanding judgments, lawsuits or material claims against the Issuer as of the date of this agreement.

x.
Conduct of Business. From the Issuer Balance Sheet Date to the Closing, Issuer has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets, other than in the ordinary course of business; (2) amended its Certificate of Incorporation or ByLaws; (3) declared dividends; (4) redeemed or sold stock or other securities; (5) incurred any liabilities, other than in the ordinary course of business; (6) acquired or disposed of any assets, other than in the ordinary course of business; (7) entered into any contract, other than in the ordinary course of business; (8) guaranteed obligations of any third party; or (9) entered into any other transaction, other than in the ordinary course of business.

xi.	Documents. All minutes, consents, or other documents pertaining to Issuer to be delivered at Closing shall be valid and in accordance with the laws of the State of Delaware.

xii.
Title. At the Closing all shares issued to Members shall be non-assessable; and (ii) free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind, except as otherwise created by Company and except as pursuant to the Pledge Agreement. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the issuance of the Shares to Members, impair, restrict, or delay Members voting rights with respect to the Issuer Shares.

xiii.	Brokers. Issuer has not retained any Broker or finder to which compensation would be due in connection with this transaction.

xiv.
Name Change Issuer has filed an amendment to its articles of incorporation to change its corporate name to SportsQuest, Inc. and it is understood and agreed that Issuer’s corporate name will be SportsQuest, Inc. prior to or at the date of closing.

3.    REPRESENTATIONS AND WARRANTIES OF COMPANY. Company represents and warrants to Issuer the following:

i.
Organization. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of California, and it has all necessary Company powers to own properties and carry on a business, and is duly qualified to do business and is in good standing in the jurisdictions where qualification is required. All actions taken by the organizer and members of the Company have been valid and in accordance with the laws of the State of California. The Company and its members will immediately and diligently take such action and file such documents as are necessary and required to convert the Company from a limited liability company to a California corporation upon execution of this Agreement.

ii.
Capital. The authorized membership interest of Company consists of (____) membership interest (the “Shares”). The Members are the sole record and beneficial owners of the Shares and have sole management and dispositive power over the Shares. The Shares were validly issued and are fully paid, non-assessable and free of pre-emptive rights. At Closing, there will be no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock.

iii.
Financial Statements. As of the Closing, Company shall provide compiled and reviewed financial statements acceptable to Issuer and represents and warrants that its books and records are in auditable form for the required audit for inclusion in the Issuer annual report on 10K.

iv.	Absence of Changes. Since June 30, 2007, there has not been any change in the financial condition or operations of Company, except changes in the ordinary course of business.

v.
Liabilities. Company will not have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due. Company is not aware of any pending, threatened, or asserted claims, lawsuits or contingencies involving its capital stock.

vi.
Ability to Carry Out Obligations. Company has the right, power, and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Company and the performance by Company of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach of violation or any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which Company is a party, or by which either of them may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would cause Company to be liable to any party; or (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on any asset of Company.

vii.
Full Disclosure. None of the representations and warranties made by Company herein contains any untrue statement of a material fact, or omits any material fact the omission of which would be misleading.

viii.
Compliance with Laws. Company has complied with, and is not in violation of any federal, state, or local statute, law, and/or regulation pertaining to them. Company has complied with all federal and state securities laws in connection with the issuance, sale, and distribution of its securities.

ix.
Litigation. Company is not (and has never been except as has been disclosed by Company), a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or pending governmental investigation. To the best knowledge of Company, there is no basis for any such action or proceeding and no such action or proceeding is threatened against Company, and Company is not subject to or in default with respect to any order, wit, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

x.
Conduct of Business. From June 30, 2007, to the Closing Date, Company has conducted its business in the normal course, and has not (1) sold, pledged, or assigned any assets other than in the ordinary course of business; (2) amended its Certificate of Incorporation or Bylaws; (3) declared dividends; (4) redeemed or sold stock or other securities except in the ordinary course of business; (5) incurred any liabilities not in the ordinary course of business; (6) acquired or disposed of any assets other than in the ordinary course of business; (7) entered into any contract other than in the ordinary course of business; (8) guaranteed obligations of any third party; or (9) entered into any other transactions other than in the ordinary course of business.

xi.
Documents. All minutes, consents, or other documents pertaining to Company and to be delivered by Company to Issuer, are true, complete, and correct, and are valid and in accordance with applicable law.

xii.
Title. The Shares to be delivered to Issuer will be, at closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. None of the Shares are subject to any voting trust or agreement. No person holds or has the right to receive any proxy or similar instrument with respect to the Shares, except as provided in this Agreement. Company is not a party to any agreement that offers or grants to any person the right to purchase or acquire any of the Shares. There is no applicable local, state, or federal law, rule, regulation, or decree which would, as a result of the transfer of the Shares to Issuer, impair, restrict, or delay Issuer’s voting rights with respect to the Shares.

xiii.
Counsel. Company and Shareholders represent and warrant that prior to Closing, that they are represented by independent counsel or have had the opportunity to retain independent counsel to represent them in this transaction and that prior to Closing, Counsel for the Company and Members have not represented either the Issuer or Issuer’s stockholders in any manner whatsoever known to the Company.

xiv.	Brokers. Company and/or Members have not retained any broker for which fees would become due as a result of this transaction.

xv.
Conflicts of Interests of Issuer Company and Shareholder have reviewed and understand the conflicts of interests, if any, between the Issuer and its officers and directors as disclosed in the Issuers filings with the SEC or as disclosed by Issuer to Company.

4.    INVESTMENT INTENT.
i.
Restricted Shares. Members understand that (A) the Issuer Shares Members are receiving from Issuer under this Agreement have not been registered under the Securities Act of 1933, as amended (“the Act”) or the securities laws of any state, based upon an exemption from such registration requirements pursuant to Section 4(2) of the Act; (B) the Issuer Shares are and will be “restricted securities”, as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Act; and (C) the Issuer Shares may not be sold or otherwise transferred unless exemptions from such registration provisions are available with respect to said resale or transfer or the shares have been registered under the Act.

ii.
Transferability. Shareholder will not sell or otherwise transfer any of the Issuer Shares, any interest therein except as pursuant to the Pledge Agreement, unless and until (A) the Issuer Shares shall have first been registered under the Act and/or all applicable state securities laws; or (B) Shareholder shall have first delivered to Issuer a written opinion of counsel, which counsel and opinion (in form and substance) shall be reasonably satisfactory to Issuer, to the extent that the proposed sale or transfer is exempt from the registration provisions of the Act and all applicable state securities laws.

iii.	Investment Intent. Shareholder is acquiring the Issuer Shares for Investment purposes only, without a view for resale or distribution thereof.

iv.	Legend. Shareholder understands that the certificates representing the Issuer Shares will bear the following legend:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, further pledged, hypothecated or otherwise disposed of in absence of (i) an effective registration statement for such securities under said Act or (ii) an opinion of company counsel that such registration is not required.

v.
Closing. The Closing of the share exchange and the transactions contemplated by this Agreement (the “Closing”) shall be upon the completion of the Company conversion from an limited liability company to a California corporation satisfactory to Issuer counsel, and the completion of due diligence by Issuer in its sole discretion.

5.    Documents to be Delivered at Closing.

i.	By Issuer:

(1)	Resolution of the Board of Directors authorizing the issuance of certificates for the number of shares to be delivered to Members pursuant to Schedule 6(i)(1).

(2)	Schedule for the number of Issuer shares registered in the name of Members pursuant to schedule 6(i)(1).

(3)	Certificates for the number of Issuer shares registered in the name of Issuer pursuant to Schedule 6(i)(1).

(4)	Such other resolutions of Issuer’s stockholders and/or directors as may reasonably be required by Company and Shareholders.

(5)	Such other agreements relating to the transaction as may reasonably be required by the Company or Shareholders.

(6)	Certificate of Good Standing from the State of Delaware.

(7)	Copy of the draft 8K to be filed with the SEC.

(8)	Copy of a draft press release for review and approval.

(9)	Employment agreements between Company and Zaring and Cioffi, upon terms and conditions acceptable to the Company and Zaring and Cioffi.

ii.	By Company and Members:

(1)	Delivery to the Issuer, certificates evidencing the Shares, and such stock powers as are required in order to transfer to Issuer good and marketable title to the Shares.

(2)	Resolution by the Board of Directors approving the transaction.

(3)	Copies of the basic corporate records, Company shall retain all other records at its current principal address.

(4)	A certificate of good standing from the State of California.

(5)	Such other resolutions of Company and Members and/or directors as may reasonably be required by Issuer.

(6)	Such other agreements relating to the transaction as may reasonably be required by the Issuer.

7.    ARBITRATION. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in Orlando, Florida in accordance with the Commercial Rules of the American Arbitration Association then existing. The arbitrator assigned shall have authority and power to decide all arbitratible issues. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The prevailing party in such claim or controversy shall be entitled to recover all costs and expenses of such claim or controversy, including attorney’s fees from the non-prevailing party.

8.    POST-CLOSING AGREEMENTS.

i.
Further Assurances. The parties shall execute such further documents and perform such further acts, as may be necessary to effect the transactions contemplated hereby, on the terms herein contained and otherwise to comply with the terms of this Agreement, provided, that, except as contemplated by this Agreement, no party shall be required to waive any right or incur an obligation in connection therewith.

ii.
Indemnification of Directors and Officers. For at least seven (7) years after the Closing Date, Issuer shall (a) maintain in effect the current provisions regarding the indemnification of officers and directors contained in Issuer’s Certificate of Incorporation and Bylaws; provided, however, Issuer may adopt new indemnification provisions no less favorable than the current provisions as to the persons who served as directors and officers of Issuer prior to the Closing Date; and (b) indemnify the persons who served as directors and officers of Issuer prior to the Closing Date to the fullest extent to which Issuer is permitted to indemnify such officers and directors under its Certificate of Incorporation and ByLaws and applicable law as in effect immediately prior to the Closing Date.

iii.
Press Release Issuer and Members agree that no public announcement of the specifics of this transaction or a disclosure of the parties to this agreement will be made until the 8K filing with the SEC is completed and on record. The parties hereto agree that they will take steps to insure that this provision is adhered to by Issuer and Members principals, employees, agents and representatives.

9.    Miscellaneous.

i.
Captions and Headings. The headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

ii.
No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

iii.
Non Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (1) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions; (2) the acceptance of performance of any thing required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (3) no waiver of any party of one breach by another party shall be construed as a waiver with respect to any subsequent breach.

iv.	Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

v.	Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

vii.
Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, and by fax, as follows:

Issuer:

SportsQuest, Inc.
801 International Parkway, 5th Floor
Lake Mary, Florida 32746

Attention: R. Thomas Kidd, CEO

Company and Members:

Zaring-Cioffi Entertainment, LLC
30502 Whitney Drive
Castaic, CA 91384

Attention: John Zaring

vi.
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

	Zaring-Cioffi Entertainment, LLC		SportsQuest, Inc.

By:		By:
	John Zaring, President and CEO		R. Thomas Kidd, President and CEO

MEMBERS:

ZCE, Inc.

By: ______________________________
Name: ____________________________
Title: _____________________________

Q-C Entertainment, LLC

By Its Sole Members:

David Quinn, Member

Jeff Merriman, Member